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                                                                    EXHIBIT 8.1





                        [LETTERHEAD OF KING & SPALDING]



                               October 29 , 1997




Harbinger Corporation
1055 Lenox Park Boulevard
Atlanta, Georgia 30319-5309

Premenos Technology Corp.
1000 Burnett Avenue
Concord, California 94520

     Re: Federal Income Tax Consequences of Merger of Olympic Subsidiary Corporation, a Wholly Owned Subsidiary of Harbinger Corporation, with and into Premenos Technology Corp.



Ladies and Gentlemen:

     We have acted as tax counsel to Harbinger Corporation ("Harbinger") in connection with the merger (the "Merger") of Olympic Subsidiary Corporation ("Newco"), a wholly owned subsidiary of Harbinger, with and into Premenos Technology Corp. ("Premenos"), pursuant to the Merger Agreement dated as of October 23, 1997 (the "Agreement") by and between Harbinger, Newco, and Premenos. You have requested our opinion, in our capacity as tax counsel to Harbinger, regarding certain of the federal income tax consequences of the Merger.

     We understand that our opinion will be referred to in the Joint Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

     All capitalized terms used herein without definition have the respective meanings specified in the Agreement.


                            INFORMATION RELIED ON

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Joint Proxy Statement/Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the
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Harbinger Corporation
Premenos Technology Corp.
October 29, 1997
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originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary. However, we have not yet obtained written certificates from Harbinger, Premenos or any stockholders of Premenos to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

     In view of the foregoing, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

           (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither Harbinger nor Premenos has any plan or intention to waive or modify any such material term or condition.

           (2) The fair market value of the Harbinger Common Stock and other consideration received by each Premenos stockholder will be approximately equal to the fair market value of the Premenos Common Stock surrendered in the Merger.

           (3) There is no plan or intention by the stockholders of Premenos who own five percent or more of the Premenos Common Stock, and to the best of the knowledge of the management of Premenos, there is no plan or intention on the part of the remaining stockholders of Premenos, to sell, exchange, or otherwise dispose of a number of shares of Harbinger Common Stock received in the Merger that would reduce the Premenos stockholders' ownership of Harbinger Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Premenos Common Stock as of the same date. For purposes of this representation, shares of Premenos Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Harbinger Common Stock will be treated as outstanding Premenos Common Stock on the date of the Merger. Moreover, shares of Premenos Common Stock and shares of Harbinger Common Stock held by Premenos stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

           (4) Following the Merger, Premenos will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Newco's net assets and at least 70 percent of the fair market value of Newco's gross assets held immediately prior to the Merger. For the purposes of this representation, amounts paid by Premenos or Newco to dissenters, amounts paid by Premenos or
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Harbinger Corporation
Premenos Technology Corp.
October 29, 1997
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Newco to stockholders who receive cash or other property, amounts used by
Premenos or Newco to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Premenos or Newco will be included as assets of Premenos or Newco, respectively, held immediately prior to the Merger.


         (5) Prior to the Merger, Harbinger will directly own all of the outstanding shares of stock of Newco.

         (6) Premenos has no plan or intention to issue additional shares of its stock that would result in Harbinger acquiring or owning after the Merger less than 80 percent of the total combined voting power of all classes of Premenos stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Premenos stock.

         (7) Harbinger has no plan or intention to cause Premenos to issue additional shares of Premenos stock that would result in Harbinger (or a wholly owned subsidiary of Harbinger) owning after the Merger less than 80 percent of the total combined voting power of all classes of Premenos stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Premenos stock.

         (8) Harbinger has no plan or intention to reacquire any of the shares of Harbinger Common Stock issued in the Merger.

         (9) Harbinger has no plan or intention to liquidate Premenos; to merge Premenos with or into another corporation; to sell or otherwise dispose of any of the Premenos Common Stock, except for transfers of stock to corporations controlled by Harbinger; or to cause Premenos to sell or otherwise dispose of any of its assets or any of the assets acquired from Newco, except for disposition made in the ordinary course of business.

        (10) Newco will have no liabilities at the time of the Merger, and will not transfer to Premenos any assets subject to liabilities in the transaction.

        (11) Following the Merger, Premenos will continue its historic business or use a significant portion of its historic business assets in a business.

        (12) Harbinger, Newco, Premenos, and the stockholders of Premenos will pay their respective expenses, if any, incurred in connection with the Merger.
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Harbinger Corporation
Premenos Technology Corp.
October 29, 1997
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        (13)   There is no intercorporate indebtedness existing between
Harbinger and Premenos or between Newco and Premenos that was or will be issued, acquired, or settled at discount.

        (14) In the Merger, Harbinger will acquire shares of Premenos Common Stock representing at least 80 percent of the total combined voting power of all classes of Premenos stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Premenos stock, solely in exchange for voting stock of Harbinger. For purposes of this representation, shares of Premenos Common Stock exchanged for cash or other property originating with Harbinger will be treated as outstanding Premenos Common Stock on the date of Merger.

        (15) At the time of the Merger, Premenos will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Premenos that, if exercised or converted, would affect Harbinger's acquisition or retention of Premenos Common Stock representing at least 80 percent of the total combined voting power of all classes of Premenos stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Premenos stock.

        (16) Neither Harbinger nor any subsidiary of Harbinger owned, directly or indirectly, nor has any such corporation owned during the past five years, directly or indirectly, any capital stock of Premenos.

        (17) Neither Premenos, Harbinger, nor Newco is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purpose of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

        (18) On the date of the Merger, the fair market value of the assets of Premenos will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which assets are subject.

        (19) Premenos is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

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Harbinger Corporation
Premenos Technology Corp.
October 29, 1997
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        (20)    None of the compensation received by any stockholder-employees of Premenos in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of Premenos Common Stock; none of the shares of Harbinger Common Stock received by any stockholder-employees of Premenos in exchange for Premenos Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

        (21) The payment of cash in lieu of fractional shares of Harbinger Common Stock is solely for the purpose of avoiding the expense and inconvenience to Harbinger of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Premenos stockholders instead of issuing fractional shares of Harbinger Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Premenos stockholders in exchange for their shares of Premenos Common Stock. The fractional share interests of each Premenos stockholder will be aggregated and no Premenos stockholder will receive cash in an amount equal to or greater than the value of one full share of Harbinger Common Stock.

                                    OPINION

        Based upon the foregoing, it is our opinion that:

             (1) The Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code;

             (2) The exchange in the Merger of Premenos Common Stock for Harbinger Common Stock will not give rise to gain or loss to the Premenos stockholders;

             (3) The tax basis of the Harbinger Common Stock received in the Merger by a Premenos stockholder (including any fractional share interest) will be the same as the tax basis of the Premenos Common Stock exchanged for such Harbinger Common Stock;

             (4) The holding period for the Harbinger Common Stock received in the Merger by a Premenos stockholder will include the holding period of such stockholder in the Premenos Common Stock exchanged for such Harbinger Common Stock, provided that the Premenos Common Stock is held as a capital asset at the Effective Time of the Merger; and


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Harbinger Corporation
Premenos Technology Corp.
October 29, 1997
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             (5)   A Premenos stockholder who receives cash in lieu of a
fractional share of Harbinger Common Stock will recognize gain or loss equal to the difference between such cash amount and the stockholder's basis in the fractional share interest.

        The option expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or in any such additional information is, or later becomes, or if any of the material statements set out herein is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                       Very truly yours,



                                       KING & SPALDING